First Quarter 2025 Earnings Release

Exhibit 99.1

RPC, Inc. Reports First Quarter 2025 Financial Results

And Declares Regular Quarterly Cash Dividend

ATLANTA, April 24, 2025 - RPC, Inc. (NYSE: RES) (“RPC” or the “Company”), a leading diversified oilfield services company, announced its unaudited results for the first quarter ended March 31, 2025.

* Non-GAAP measures, including EBITDA, EBITDA margin and free cash flow are reconciled to the most comparable GAAP measures in the appendices of this earnings release.

* Sequential comparisons are to 4Q:24. The Company believes quarterly sequential comparisons are most useful in assessing industry trends and RPC’s recent financial results. Both sequential and year-over-year comparisons are available in the tables at the end of this earnings release.

First Quarter 2025 Results & Pintail Acquisition

●	Revenues decreased 1% sequentially to $332.9 million
●	Net income was $12 million, down 6% sequentially due to the unfavorable comparison to a low effective tax rate in 4Q:24, and diluted Earnings Per Share (EPS) was $0.06; Net income margin decreased 20 basis points to 3.6%
●	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $48.9 million, up 6% sequentially; EBITDA margin increased 100 basis points to 14.7%
●	Results reflected stable revenues across most key service lines and solid sequential EBITDA margin performance
●	The Company acquired Pintail Completions, effective April 1, 2025; Pintail is a leading wireline perforation service provider to blue chip customers in the Permian. Pintail generated over $400 million in 2024 revenues, has strong profitability and cash flow, and is well recognized for outstanding customer service

Management Commentary

“The first quarter was an encouraging start to the year across most of our service lines, and we were able to close on a significant acquisition to grow our business,” stated Ben M. Palmer, RPC’s President and Chief Executive Officer. “Our acquisition of Pintail Completions brings a scaled and high-quality company into our portfolio. Pintail’s strong Permian operations are driven by a blue chip customer base and a highly regarded management team. We are excited for our combined prospects to bring world-class well completion services to our customers and continue to build RPC’s diversified oilfield services model.”

“The oilfield services market remains challenged, with pressure pumping revenues essentially flat while the remainder of our service line revenues were down slightly on a combined basis. We continue to see intense competition to keep assets utilized and will remain disciplined with our investments and scrutinize capital deployment and other costs to maximize returns on capital.”

“Looking ahead, we are very excited about the Pintail acquisition despite operating in a period of high uncertainty, as the new administration’s tariff actions have caused macro concerns. Commodity prices have been volatile, the near-term oil supply and demand outlooks are unclear, and the implications for current economic policies are likely to remain fluid. While difficult to forecast and plan in such an environment, rest

First Quarter 2025 Earnings Release

assured we are committed to conservatively managing the business, driving cash flow and maintaining financial flexibility and a healthy balance sheet,” concluded Palmer.

Selected Industry Data (Source: Baker Hughes, Inc., U.S. Energy Information Administration)

	1Q:25	4Q:24	Change	% Change	1Q:24	Change	% Change
U.S. rig count (avg)	588	586	2	0.3%	623	(35)	(5.6)%
Oil price ($/barrel)	$71.93	$70.59	$1.34	1.9%	$77.46	$(5.53)	(7.1)%
Natural gas ($/Mcf)	$4.14	$2.43	$1.71	70.4%	$2.15	$1.99	92.6%

1Q:25 Consolidated Financial Results (sequential comparisons versus 4Q:24)

Revenues were $332.9 million, down 1%. Revenues for pressure pumping, the Company’s largest service line, were flat, while all other service lines combined decreased 1%. Within the Technical Services segment, pressure pumping pricing remains highly competitive in the marketplace, offsetting gains in asset utilization. Coiled tubing revenues decreased slightly while downhole tools and cementing were essentially unchanged. Within the Support Services segment, rental tools grew during the quarter with a seasonal pickup from year-end activity. New product launches in downhole tools continued to gain initial customer acceptance and are expected to contribute more meaningfully during 2025.

Cost of revenues, which excludes depreciation and amortization of $32.4 million, was $243.9 million, down from $250.2 million. These costs decreased 3% during the quarter, contributing to improved operating income. The decrease was primarily due to reduced fleet and transportation costs as we supplied fuel on fewer jobs, which is positive for our mix, as well as lower insurance costs, which were elevated in 4Q:24. Materials and supplies expenses were also lower, reflecting lower sand and other materials provided to customers. The Company continued its efforts to control discretionary costs in response to challenging oilfield services industry conditions.

Selling, general and administrative expenses were $42.5 million, up from $41.2 million; as a percent of revenues, SG&A increased 50 basis points to 12.8% due primarily to increased IT system implementation expenses and slightly lower revenues.

Interest income totaled $3.4 million, up slightly as interest rates and cash balances were generally stable.

Income tax provision was $4.5 million, or 27.2% of income before income taxes, reflecting a more normalized tax rate compared to the relatively low rate reported in 4Q:24 when the Company benefitted from certain tax strategies and interest received on tax refunds.

Net income and diluted EPS were $12.0 million and $0.06, respectively, versus $12.8 million and $0.06, respectively, in 4Q:24, due to the higher tax rate. Net income margin decreased 20 basis points sequentially to 3.6%.

EBITDA was $48.9 million, up from $46.1 million, reflecting lower operating costs partially offset by the slight decline in revenues. EBITDA margin increased 100 basis points sequentially to 14.7%.

Non-GAAP adjustments: there were no adjustments to GAAP performance measures in 1Q:25 other than those necessary to calculate EBITDA, EBITDA margin and free cash flow (see Appendices A and B).

Balance Sheet, Cash Flow and Capital Allocation

Cash and cash equivalents were $326.7 million at the end of the first quarter, with no outstanding borrowings under the Company’s $100 million revolving credit facility (facility subject to $16.1 million outstanding letters of

First Quarter 2025 Earnings Release

credit). These balances do not reflect the impact of the $245 million Pintail acquisition (closed on April 1, 2025), which included a $170 million cash payment, and the issuance of a $50 million seller note and $25 million of restricted common stock.

Net cash provided by operating activities and free cash flow were $39.9 million and $7.6 million, respectively, in 1Q:25.

Payment of dividends totaled $8.7 million in 1Q:25. Additionally, the Board of Directors declared a regular quarterly cash dividend of $0.04 per share, payable on June 10, 2025, to common stockholders of record at the close of business on May 9, 2025.

Share repurchases totaled $2.9 million in 1Q:25 related to restricted share vesting.

Segment Operations (sequential comparisons versus 4Q:24)

Technical Services performs value-added completion, production and maintenance services directly to a customer’s well. These services include pressure pumping, downhole tools, coiled tubing, cementing, and other offerings.

-	Revenues decreased 1% to $311.8 million
-	Operating income was $14.0 million, up 32%
-	Results were driven primarily by lower insurance costs, decreased fleet and transportation costs as discussed above and other cost control measures

Support Services provides equipment for customer use or services to assist customer operations, including rental tools, pipe inspection services and storage.

-	Revenues were $21 million, up 1%
-	Operating income was $2.7 million, up 3%
-	Results were driven by higher activity in rental tools and the fixed-cost nature of these service lines

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2025	2024	2024
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Technical Services	$311,844	$314,635	$356,394
Support Services	21,033	20,726	21,439
Total revenues	$332,877	$335,361	$377,833
Operating income:
Technical Services	$14,003	$10,603	$31,956
Support Services	2,661	2,572	3,599
Corporate expenses	(5,804)	(4,515)	(4,420)
Gain on disposition of assets, net	1,526	1,857	1,214
Total operating income	$12,386	$10,517	$32,349
Interest expense	(131)	(130)	(234)
Interest income	3,395	3,303	2,965
Other income, net	885	350	767
Income before income taxes	$16,535	$14,040	$35,847

First Quarter 2025 Earnings Release

Conference Call Information

RPC, Inc. will hold a conference call today, April 24, 2025, at 9:00 a.m. ET to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (888) 440-5966, or (646) 960-0125 for international callers, and using conference ID number 9842359. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

About RPC

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of America, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Forward Looking Statements

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation: our belief that our acquisition of Pintail Completions brings a scaled and high-quality company into our portfolio; our belief that Pintail’s strong Permian operations are driven by a blue chip customer data base and a highly regarded management team; our plans to bring world-class well completion services to our customers and to continue to build our diversified oilfield services model; intense competition to keep assets utilized and that we will remain disciplined with our investments and scrutinize capital deployment and other costs to maximize returns on capital; our excitement regarding the Pintail acquisition; our belief that we are operating in a period of high uncertainty as the new administration’s tariff actions have caused macro concerns; our belief that commodity prices have been volatile and that the near-term oil supply and demand outlooks are unclear and that the implications for current economic policies are likely to remain fluid; our commitment to conservatively managing the business, driving cash flow and maintaining financial flexibility and a healthy balance sheet; and statements that new product launches in downhole tools continued to gain initial customer acceptance and are expected to contribute more meaningfully during 2025. Risk factors that could cause such future events not to occur as expected include the following: the price of oil and natural gas and overall performance of the U.S. economy, both of which can impact capital spending by our customers and demand for our services; business interruptions due to adverse weather conditions; changes in the competitive environment of our industry; political instability in the petroleum-producing regions of the world; the actions of the OPEC oil cartel; our customers’ drilling and production activities; the risk that our assessments, such as regarding the oversupplied nature of oilfield services, will turn out incorrect; and our ability to identify and complete acquisitions and/or other strategic investments or transactions. Additional factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates, and expectations are contained in RPC’s Form 10-K for the year ended December 31, 2024.

For information about RPC, Inc., please contact:

Mark Chekanow, CFA, Vice President Investor Relations

(404) 419-3809

mark.chekanow@rpc.net

Michael L. Schmit, Chief Financial Officer

(404) 321-2140

irdept@rpc.net

First Quarter 2025 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
	(Unaudited)	(Unaudited)	(Unaudited)

REVENUES	$332,877	$335,361	$377,833
COSTS AND EXPENSES:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	243,895	250,248	276,609
Selling, general and administrative expenses	42,499	41,249	40,085
Depreciation and amortization	35,623	35,204	30,004
Gain on disposition of assets, net	(1,526)	(1,857)	(1,214)
Operating income	12,386	10,517	32,349
Interest expense	(131)	(130)	(234)
Interest income	3,395	3,303	2,965
Other income, net	885	350	767
Income before income taxes	16,535	14,040	35,847
Income tax provision	4,505	1,278	8,380
NET INCOME	$12,030	$12,762	$27,467

EARNINGS PER SHARE
Basic	$0.06	$0.06	$0.13
Diluted	$0.06	$0.06	$0.13

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	215,691	214,950	215,001
Diluted	215,691	214,950	215,001

First Quarter 2025 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(In thousands)
	March 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Cash and cash equivalents	$326,724	$325,975
Accounts receivable, net	252,268	276,577
Inventories	109,761	107,628
Income taxes receivable	89	4,332
Prepaid expenses	13,182	16,136
Other current assets	2,021	2,194
Total current assets	704,045	732,842
Property, plant and equipment, net	503,910	513,516
Operating lease right-of-use assets	26,023	27,465
Finance lease right-of-use assets	4,682	4,400
Goodwill	50,824	50,824
Other intangibles, net	13,251	13,843
Retirement plan assets	30,674	30,666
Other assets	12,510	12,933
Total assets	$1,345,919	$1,386,489

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable	$88,760	$84,494
Accrued payroll and related expenses	21,888	25,243
Accrued insurance expenses	6,891	7,942
Accrued state, local and other taxes	5,438	3,234
Income taxes payable	3,010	446
Unearned revenue	1,381	45,376
Current portion of operating lease liabilities	7,033	7,108
Current portion of finance lease liabilities and finance obligations	3,796	3,522
Accrued expenses and other liabilities	4,101	4,548
Total current liabilities	142,298	181,913
Long-term accrued insurance expenses	13,942	12,175
Long-term retirement plan liabilities	23,211	24,539
Long-term operating lease liabilities	19,599	21,724
Long-term finance lease liabilities	491	559
Other long-term liabilities	9,272	9,099
Deferred income taxes	55,520	58,189
Total liabilities	264,333	308,198

STOCKHOLDERS' EQUITY
Common stock	21,602	21,494
Capital in excess of par value	—	—
Retained earnings	1,062,805	1,059,625
Accumulated other comprehensive loss	(2,821)	(2,828)
Total stockholders' equity	1,081,586	1,078,291
Total liabilities and stockholders' equity	$1,345,919	$1,386,489

First Quarter 2025 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(In thousands)
Three Months Ended March 31,	2025	2024
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$12,030	$27,467
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,623	30,004
Working capital	(6,920)	(3,945)
Other operating activities	(868)	3,033
Net cash provided by operating activities	39,865	56,559

INVESTING ACTIVITIES
Capital expenditures	(32,270)	(52,778)
Proceeds from sale of assets	4,827	3,772
Net cash used for investing activities	(27,443)	(49,006)

FINANCING ACTIVITIES
Payment of dividends	(8,653)	(8,621)
Cash paid for common stock purchased and retired	(2,868)	(9,858)
Cash paid for finance lease and finance obligations	(152)	(185)
Net cash used for financing activities	(11,673)	(18,664)

Net increase (decrease) in cash and cash equivalents	749	(11,111)
Cash and cash equivalents at beginning of period	325,975	223,310
Cash and cash equivalents at end of period	$326,724	$212,199

Non-GAAP Measures

RPC, Inc. has used the non-GAAP financial measures of EBITDA, EBITDA margin and free cash flow in today's earnings release. These measures should not be considered in isolation or as a substitute for performance or liquidity measures prepared in accordance with GAAP. Management believes that presenting these non-GAAP measures enables investors to compare the operating performance of our core business consistently over various time periods, and in the case of EBITDA, without regard to changes in our capital structure. Management believes that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating RPC's liquidity. Free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. Additionally, RPC’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, management believes it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

First Quarter 2025 Earnings Release

Set forth in the appendices below are reconciliations of these non-GAAP measures with their most directly comparable GAAP measures. These reconciliations also appear on RPC, Inc.'s investor website, which can be found on the Internet at www.rpc.net.

Appendix A

(Unaudited)	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2025	2024	2024
Reconciliation of Net Income to EBITDA
Net income	$12,030	$12,762	$27,467
Adjustments:
Add: Income tax provision	4,505	1,278	8,380
Add: Interest expense	131	130	234
Add: Depreciation and amortization	35,623	35,204	30,004
Less: Interest income	3,395	3,303	2,965
EBITDA	$48,894	$46,071	$63,120

Revenues	$332,877	$335,361	$377,833

Net income margin(1)	3.6%	3.8%	7.3%

EBITDA margin(1)	14.7%	13.7%	16.7%

(1) Net income margin is calculated as net income divided by revenues. EBITDA margin is calculated as EBITDA divided by revenues.

Appendix B

(Unaudited)	Three Months Ended March 31,
(In thousands)	2025	2024
Reconciliation of Operating Cash Flow to Free Cash Flow
Net cash provided by operating activities	$39,865	$56,559
Capital expenditures	(32,270)	(52,778)
Free cash flow	$7,595	$3,781